PROMISSORY NOTE

October 3, 2008

$1,000

FOR VALUE RECEIVED, GATEWAY CERTIFICATIONS, INC. (collectively, the “Maker”), at 35 MEADOW STREET, SUITE 308, BROOKLYN, NY 11206, promises to pay to the order of LAWRENCE WILLIAMS, JR. (the “Holder”), in lawful money of the United States of America, the principal sum of One Thousand Dollars ($1,000.00).

The following terms and provisions apply to this Note:

1.

Interest Rate.  Interest shall accrue on the principal amount of this note at a rate of Eight percent (8%) per annum.

2.

Payment Terms.  Maker shall pay to Holder twelve (12) quarterly installments of $83.34 each on the last day of each quarter as provided herein with the first such installment on December 31, 2008 until the principal and interest have been paid in full.  Maker shall pay to Holder all outstanding principal and accrued interest on the Maturity Date (defined below).

3.

Maturity Date.  All outstanding principal and unpaid interest under this Note and all other amounts due and payable under this Note shall become automatically due and payable, without demand or notice, on June 30, 2013.

4.

Security For Payment.  This Note is not secured.

5.

Prepayment. This Note may be prepaid in whole or in part at any time, and from time to time, without penalty, but any prepayment shall not postpone any required payment hereunder.

6.

General Payment Terms.  Receipt of a check shall not constitute payment hereunder until such check is fully and finally honored by the bank upon which it is drawn, and any wire transfer of funds shall not constitute payment until actually credited to such bank account of the Holder as the Holder may from time to time designate.

7.

Computations and Payments.  All payments of interest under this Note shall be computed on the basis of a 360-day year factor applied to the actual number of days elapsed.  If the date for a payment under this Note shall be a day that is not a business day, then for all purposes of this Note, the payment then due shall be made on the next business day, and such extension of time shall in each case be included in any computation of payments of interest.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges, then to the payment in full of accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

8.

Default.  The occurrence of any one or more of the following shall constitute a default (an “Event of Default”) under this Note:

(a)

the failure to make a payment under this Note when due or any other default in or breach of Maker’s performance under this Note or any other indebtedness of Maker; or

(b)

the filing or commencement by or against Maker of any proceeding regarding bankruptcy or insolvency.

9.

Late Charge.  Maker shall pay to Holder a late charge equal to 5% of any amount due hereunder that is not received by Holder within ten (10) days of when such amount is due.  Maker agrees that it would be extremely difficult or impractical to determine Holder’s actual damages in the event of such late payment, that the amount specified above is a reasonable estimate of such damages and that such amount shall constitute liquidated damages for such late payment.  The foregoing provision shall not be construed to extend the due date for any amount required to be paid hereunder.  Holder shall have no obligation to accept any late payment not accompanied by such late charge.

10.

Remedies.  Upon the occurrence of an Event of Default and so long as the Event of Default shall continue unwaived by Holder:

(a)

In the case of an Event of Default described in Section 8(a) hereof, Holder may, by written notice to Maker, declare all amounts evidenced by this Note immediately due and payable.

(b)

In the case of an Event of Default described in Section 8(b) hereof, all amounts evidenced by this Note shall become due and payable automatically and immediately.

(c)

Holder may exercise any of its rights and remedies set forth herein.

(d)

The remedies of Holder shall be cumulative and concurrent, and may be pursued singly, successively, or together, at Holder’s sole discretion, and may be exercised as often as the occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

11.

Extensions.  Maker consents to any and all renewals and extensions in the time of payment hereof without in any way affecting the liability of Maker.  No extension of time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of Maker, either in whole or in part, unless Holder agrees otherwise in writing.

12.

Limit of Validity.  It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary herein, no such provision shall require the payment of or permit the collection of interest in excess of the maximum permitted by law to be collected from the Maker.  If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, herein then in such event (a) the provisions of this paragraph shall govern and control, (b) neither the Maker nor their successors or assigns or any other party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by law, and the same shall be construed as a mutual mistake of the parties, and (c) any such excess which may have been collected shall be, at the option of the Holder, either applied as a credit against the then unpaid Principal amount hereof or refunded to Maker.

13.

Collection Costs and Expenses.  Maker shall pay all costs, fees and expenses (including court costs and reasonable attorneys’ fees) incurred by Holder in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to such collection or a default hereunder.

14.

Notices.  All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by air courier or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses designated herein or such other address as the parties may designate to each other in writing.

15.

Amendments Only in Writing.  This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by Maker and Holder.

16.

Obligations Joint and Several.  The term “Maker” shall include each person and entity now or hereafter liable hereunder, whether as maker, principal, surety, guarantor, endorser or otherwise, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

17.

Time of Essence.  TIME IS OF THE ESSENCE with respect to the performance by the Maker of each of their obligations hereunder.

18.

Choice of Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York where jurisdiction shall lie.

IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name by its duly authorized officer on the date first written above.

MAKER:

Gateway Certifications, Inc.

/s/ Lawrence Williams, Jr.

Lawrence Williams, Jr.

President & Treasurer

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